Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 336-7737

investorrelations@endi-inc.com

Steven Kiel and Jeff Moore Comment on the Re-organization of Mt Melrose

Richmond, VA—November 7, 2018—Enterprise Diversified, Inc. (OTCQB: SYTE) (“ENDI” or the “Company”) released the following statements from Steven Kiel and Jeff Moore:

Steven Kiel said,

“We released an 8-K this week announcing that we are restructuring our Mt Melrose subsidiary. As part of that reorganization, we decided to utilize the services of third-party providers and let all of the Mt Melrose employees go. This decision was not easy, but we believe it is in the best interests of our shareholders.

I am sure this decision was surprising because we struck this deal so recently—in January of this year. We wanted to partner with Jeff operationally, and we wanted access to the Lexington real estate market. Unfortunately, our attempts to put this private business into the public company structure with our original strategy required undue expense. That determination was humbling for both Jeff and me.

I continue to have great respect for Jeff, and I am sure that he will continue his success through his private business.

ENDI has over 100 units that are rented or available to rent. We have engaged an outsourced property manager to manage these properties. We believe this approach will yield significant cost savings both directly and by significantly reducing the necessary time and costs associated with our public reporting requirements.

For the units that are not yet available to rent, we are currently determining which ones will be renovated or divested. Until that is determined, we have stopped work on those properties. This is the successful model we followed with the properties that ENDI owns in Roanoke, Virginia, over the past several years. I expect that this model will be even more successful in Lexington because the portfolio is much better and the rental market is stronger.

I note that prior to ENDI acquiring Mt Melrose and its assets, Jeff managed his company with no employees. Our strategy with the portfolio going forward is to return to that low-overhead model.

When we initially struck this deal with Jeff, I believed that our goals and interests were aligned. It became clear over time that Jeff’s focus was on upgrading properties to create long-term capital appreciation. Our goal is generating positive, predictable free cash flow. Because of this divergence in interests, it did not make sense for Jeff to stay on to manage the portfolio.

From the beginning, I told Jeff that I would not tell him how to operate the business. I knew that he highly valued his autonomy, and rightfully so. That being said, I and our corporate staff have been very involved with the Mt Melrose business. Our job at the corporate level was to set the long-term strategic direction. Jeff’s job was to implement it. It was through this close communication that, over time, it became clear that our goals were no longer aligned, which crystalized with our company-wide planning and budgeting process conducted late this summer.

The mistake in not realizing our misalignment prior to the acquisition was mine. I wanted to work with Jeff, and I wanted his operations to be a part of ENDI. That created a blind spot for me and caused me to overlook the difficulty and cost of putting this business with this strategy into a public company. The bottom line is that we needed a lower cost structure and a more simplified approach. We are pursuing that now.

ENDI is left with a strong portfolio of rental properties in an excellent area. We believe these properties have tremendous value, require little maintenance because they have been recently renovated with quality craftsmanship, and generally have good, long-term tenants. We expect to own them indefinitely. For those units that we continue to own that do not currently have tenants, we are assessing, with Jeff’s assistance, how to proceed and whether they fit into our long-term strategy. While we expect to sell a significant number of those non-revenue-producing properties, we will only do so at appropriate prices. We are not forced sellers.

I want to thank Jeff for all of his efforts. He has worked very hard on behalf of ENDI and Mt Melrose. We regret that this transaction did not work as planned, and we collectively felt it was in the best interests of both ENDI and Jeff to pursue our strategies independently. That conclusion does not diminish my respect for Jeff. I know that he will remain a friend of the company and a personal confidant.”

Jeff Moore said,

“When Steve contacted me about a year ago in regard to purchasing the assets of Mt Melrose, my initial reaction was along the lines of, ‘Steve… seriously? Why do you think that?!’ I had never thought of running a subsidiary of a public company, nor had I any desire to sell. Once we talked about structure, I thought that we could have a good platform to grow but had concerns on various issues: autonomy, accounting, scaling, and the like. We had learned through previous experiences that getting a company up to public accounting standards is quite a burden (you may recall the restatement of earnings due to prior management). I set those concerns aside because I, like Steve, wanted to work together and thought we could work through any of these issues. That’s a lot of what business is: working through issues that come up and doing so in what is hopefully an intelligent manner. The course that is set fourth is the way we can make things right.

After the transaction closed, it became clear the challenges were greater than we anticipated. The costs associated with building up the infrastructure to carry out our strategy were astronomical compared to what I was accustomed to.

Want to fill up a warehouse with inventory that you get a great deal on to keep costs down? Want this to help in getting better rates from contractors because they aren’t going to Home Depot for materials all the time (seriously, I ran the numbers on just one trip a day, and it was over $100K in costs when spread over all the contractors for a year)? Say you purchase ~50K square feet of porcelain tile for ~60 cents a square foot? Want to buy 24” light fixtures for under $10 a piece that have a retail price of more than $50? Want to buy enough flooring to get you through a couple months of house restorations because your vendors constantly have supply chain issues that destroy your efficiencies? Well, you suddenly need a full-time warehouse manager with benefits to inventory and monitor those levels and be there to support your contractors. There are also GAAP ramifications. We had always been doing these things on a small scale, but the costs and headaches were significantly less.

Want to have SEC-ready financials? You need a full-time accounting staff with costs approaching $200K per year. All the individual spreadsheets would be shocking to most—literally, in the hundreds—each property needing their own depreciation schedules and such that are constantly updated. Previously, I was spending under $40K/year for ALL accounting and bookkeeping.

Virtually all of those costs go away with an outsourced model.

There were also hidden costs associated with time. Many Mt Melrose employees had to dedicate a portion of their day to issues that would not have been required if Mt Melrose was a private company. There was a heavy time burden on the corporate staff at ENDI as well. The budget that we put together in the summer literally had over 65,000 input cells. Cut-off dates in our management software had huge repercussions timewise for record keeping and SEC reporting.

In addition to the issues with the public company obligations, it became clear that Steve and I had different ways of achieving the maximization of value. Steve wanted—and the company needs—predictable cash flow. I have never been out to maximize value by creating predictable cash flow—quite the opposite. My real estate model has been to find a rundown structure with varying issues and then restore it to last another 50+ years. On the whole, the quality of our craftsmanship and product is unmatched at its price point. We were as relentless as we could possibly have been with costs, without sacrificing a shred of quality. I realize this antidote sounds too fortuitous to believe, but it really happened: when getting lunch yesterday with a fellow Lexington real estate investor, lender, and ENDI shareholder, who is also buying some houses from me, he relayed the words of his own property manager, ‘Our best house is the equivalent of one of Jeff’s worst.’ This requires making investments that may take a while to pan out. When they do, though, it generally works quite well.

Having a good relationship and history of trust and effective communication, Steve and I thought we were in agreement on the strategy in the beginning; over time, it became clear that Mt Melrose had to be private or much bigger. For ENDI to achieve its goals (keep in mind, I am the largest individual shareholder), it needed to own the real estate in a way that Mt Melrose was not set up to do. This was a tough pill to swallow.

This realization, coupled with the public company cost burden, led to where we are today.

While personally devastating, this reorganization in no way diminishes my love for ENDI. We have achieved a lot of good things. I think there are tons of quality people there and that the unified vision is a good one. I also am proud of the work we have done at Mt Melrose. The former employees loved what they did, were good at it, and LOVED the company. I am forever grateful for them and am lucky to have worked with such a good group of people—people whom I will continue to work with in the future.

ENDI will continue to own a quality portfolio in an excellent area. Lexington is a real city, with a real economy. The upgrades to the houses will last for years. Maintenance issues that affect most properties will generally not affect ours. A good example is the choice of toilets we use—American Standard pressure assist models. They are the same grade that are used in commercial setups and are just about impossible to clog. We only use ¼-turn ball valves for plumbing shutoffs, rather than gate valves that wear with time. Our plumbing generally utilized Uponor pipes, rather than traditional PEX. Like all of our other materials, our hardwood flooring, cabinets (all solid wood, with dovetailed drawers), and paint colors were fashionable and standardized. We have forwarded the paint sheets, as well as numerous other documents, to the property manager to use. Additionally, I personally reviewed and approved all current tenant applications, and our tenants are top-notch, with good jobs, little eviction history, and appropriate credit scores. Going forward, I think that an outsourced property manager is appropriate for a portfolio of this size and under the public company setup. ENDI will be selling non-income-producing properties that we bought in anticipation of ENDI capital injections that were not available within the timeframe I anticipated in order to scale the business with our new cost structure. The bull thesis of Lexington real estate is on point. It is one that I will continue to personally invest in, literally, on the same streets where ENDI presently owns houses.

As Steve mentioned, ENDI is focusing on its asset management operations going forward. Willow Oak has a ton of room to grow. The company has a great group of partners. I am confident in their future, so much so that I put a copy of the Willow Oak logo on virtually all the houses we renovated. Despite this enthusiasm for the prospects of the business, I personally have never had intellectual interest in starting a hedge fund and, as a result, have little expertise in that business. As such, I have submitted my resignation as a member of ENDI’s Board effective November 8. I will be rooting for ENDI’s future success as a significant shareholder.

About Enterprise Diversified, Inc.

Enterprise Diversified, Inc. and its subsidiaries engage in several diverse business activities in the following industries: asset management, real estate, internet access, and home services. The company's philosophy is to centralize capital allocation decisions at the corporate level and decentralize operational decisions among subsidiary managers. Copies of Enterprise Diversified’s press releases and additional information about the company are available at www.enterprisediversified.com.

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